"THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF
   1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE, AND ARE BEING OFFERED AND SOLD PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAIL-ABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR SUCH OTHER LAWS."


                            7% CONVERTIBLE DEBENTURE
                                Due July 31, 2001

   July 30, 1998
   $1,000,000

   No. 001

        Metalclad Corporation, a Delaware corporation with principal executive offices located at 2 Corporate Plaza, Suite 125, Newport Beach, California 92660 (the "Company"), for value received, hereby promises to pay to the Holder (as defined below), or order, on July 31, 2001 (the "Maturity Date") the principal sum of One Million Dollars and No Cents ($1,000,000) and to pay interest thereon from the date of original issuance (or the most recent interest payment date to which interest has been paid), semiannually in arrears, on each June 30 and December 31 of each year, commencing on December 31, 1998, at the rate of 7% per annum (the "Debenture Interest Rate"), until the principal of this Debenture has been paid in full or duly and irrevocably provided for by conversion or as otherwise permitted herein. The interest so payable and duly and punctually provided for on any interest payment date shall be paid to the Person in whose name this Debenture is registered at the close of business on the 15th day next preceding the applicable interest payment date and all interest payable on the principal amount of this Debenture shall be calculated on the basis of 360-day year for the actual number of days elapsed. Interest shall be paid at the option of the Company either
   (a) in cash or (b) through the issuance of duly and validly authorized and issued, fully paid and non-assessable, freely tradeable shares of the Company's Common Stock valued at the Current Market Price on the applicable Interest Payment Due Date. The Common Stock to be issued in lieu of cash interest payments shall be registered for resale in the Registration Statement to be filed by the Company to register the Common Stock issuable upon conversion of the Debenture and exercise of the Warrants as set forth in the Registration Rights Agreement. Notwithstanding the foregoing, until such Registration Statement has been declared effective under the Securities Act by the SEC, payment of interest on the Debenture shall be in cash.



                                      Ex. 10.1, Page 1






                                     ARTICLE
                                   DEFINITIONS

        SECTION 1.1 Definitions. The terms defined in this Article whenever used in this Debenture have the following respective meanings:

        (a)  "Additional Capital Shares" has the meaning set forth in
   Section 3.1(c).

        (b) "Affiliate" has the meaning ascribed to such term in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

        (c) "Applicable Discount" 82.5% for the period beginning 121 days and ending 150 days from the Closing Date; 79% for the period beginning 151 days and ending 180 days from the Closing Date; and 75% thereafter.

        (d) "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the state of New York are authorized or obligated to close.

        (e) "Capital Shares" means the Common Shares and any other shares of any other class or series of common stock, whether now or hereafter authorized and however designated, which have the right to participate in the distribution of earnings and assets (upon dissolution, liquidation or winding-up) of the Company.

        (f)  "Closing Date" means July 30, 1998.

        (g) "Common Shares" or "Common Stock" means shares of the common stock, $.10 par value, of the Company.

        (h) "Common Stock Issued at Conversion" when used with reference to the securities issuable upon conversion of this Debenture, means all Common Shares now or hereafter Outstanding and securities of any other class or series into which the Debenture hereafter shall have been changed or substituted, whether now or hereafter created and however designated.

        (i) "Company" means Metalclad Corporation, a Delaware corporation, and any successor or resulting corporation by way of merger, consolidation, sale or exchange of all or substantially all of the Company's assets, or otherwise.

        (j) "Conversion Date" means any day on which all or any portion of the principal amount of this Debenture is converted in accordance with the provisions hereof.

        (k)  "Conversion Notice" has the meaning set forth in Section 3.2.

        (l) "Conversion Price" on any date of determination means the applicable price for the conversion of this Debenture into Common Shares on such day as set forth in Section 3.1.

                                      Ex. 10.1, Page 2





        (m) "Conversion Ratio" on any date of determination means the applicable percentage of the Market Price for conversion of this Debenture into Common Shares on such day as set forth in Section 3.1.

        (n) "Current Market Price" on any date of determination means the closing bid price of a Common Share on such day as reported on the National Association of Securities Dealers, Inc. Automated Quotation System for SmallCap Market ("NASDAQ") or, if the Common Shares are otherwise listed on the NASDAQ or on an established United States national stock exchange, the closing price of a Common Share on such day as reported by such system or exchange (provided, that the NASDAQ quotation shall be utilized in the event of the dual listing of the Common Shares).

        (o) "Debenture" means this 7% Convertible Debenture due July 31, 2001 of the Company or such other convertible debentures or Debentures exchanged therefor as provided in Section 2.1.

        (p) "Default Interest Rate" shall be equal to the Debenture Interest Rate plus an additional 4% per annum.

        (q)  "Event of Default" has the meaning set forth in Section 6.1.

        (r) "Holder" means The Shaar Fund Ltd., any successor thereto, or any Person to whom this Debenture is subsequently transferred in accordance with the provisions hereof.

        (s) "Market Disruption Event" means any event that results in a material suspension or limitation of trading of Common Shares on NASDAQ.

        (t) "Market Price" per Common Share means the average of the closing bid prices of the Common Shares as reported on NASDAQ for any Valuation Period or, if the Common Shares are otherwise listed on the NASDAQ or on an established United States national stock exchange, the average of the closing bid prices of the Common Shares for any Valuation Period as reported by such system or exchange (provided, that the NASDAQ quotation shall be utilized in the event of the dual listing of the Common Shares).

        (u)  "Maximum Rate" has the meaning set forth in Section 6.3.

        (v) "Outstanding" when used with reference to Common Shares or Capital Shares (collectively, "Shares"), means, on any date of determination, all issued and outstanding Shares, and includes all such Shares issuable in respect of outstanding warrants, options or rights to subscribe for or purchase shares outstanding, scrip or any certificates representing fractional interests in such Shares; provided, however, that any such Shares directly or indirectly owned or held by or for the account of the Company or any Subsidiary of the Company shall not be deemed "Outstanding" for purposes hereof.

        (w) "Person" means an individual, a corporation, a partnership, an association, a limited liability company, a unincorporated business organization, a trust or other entity or organization, and any government

                                      Ex. 10.1, Page 3





   or political subdivision or any agency or instrumentality thereof.

        (x) "Registration Rights Agreement" means that certain registration rights agreement dated July 30, 1998, between the Company and The Shaar Fund Ltd.

        (y)  "SEC" means the United States Securities and Exchange
   Commission.

        (z) "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder, all as in effect at the time.

        (aa) "Securities Purchase Agreement" means that certain Securities Purchase Agreement dated July 30, 1998, between the Company and The Shaar Fund Ltd.

        (bb) "Subsidiary" means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are owned directly or indirectly by the Company.

        (cc) "Trading Day" means any day on which purchases and sales of securities authorized for quotation on NASDAQ are reported thereon and on which no Market Disruption Event has occurred.

        (dd)  "Valuation Event" has the meaning set forth in Section 3.1.

        (ee) "Valuation Period" means the five Trading Day period immediately preceding any Conversion Date.

        All references to "cash" or "$" herein means currency of the United States of America.

                                    ARTICLE 2
                             EXCHANGES AND TRANSFER

        SECTION 2.1 Exchange and Registration of Transfer of Debentures. Subject to compliance with applicable securities laws, the Holder may, at its option, surrender this Debenture at the principal executive offices of the Company and receive in exchange therefor a Debenture or Debentures, each in the denomination of $10,000 or integral multiples of $1,000 in excess thereof, dated as of the date of this Debenture, and, subject to
   Section 4.2, payable to such Person or order as may be designated by such Holder. The aggregate principal amount of the Debenture or Debentures exchanged in accordance with this Section 2.1 shall equal the aggregate unpaid principal amount of this Debenture as of the date of such surrender; provided, however, that upon any exchange pursuant to this
   Section 2.1 there shall be filed with the Company the name and address for all purposes hereof of the Holder or Holders of the Debenture or Debentures delivered in such exchange. This Debenture, when presented for registration of transfer or for exchange or conversion, shall (if so

                                      Ex. 10.1, Page 4





   required by the Company) be duly endorsed, or be accompanied by a written instrument of transfer in form reasonably satisfactory to the Company duly executed, by the Holder duly authorized in writing.

        SECTION 2.2 Loss, Theft, Destruction of Debenture. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Debenture and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of this Debenture, the Company shall make, issue and deliver, in lieu of such lost, stolen, destroyed or mutilated Debenture, a new Debenture or Debentures of like tenor and unpaid principal amount dated as of the date hereof. This Debenture shall be held and owned upon the express condition that the provisions of this
   Section 2.2 are exclusive with respect to the replacement of a mutilated, destroyed, lost or stolen Debenture and shall preclude any and all other rights and remedies notwithstanding any law or statute existing or hereafter enacted to the contrary with respect to the replacement of negotiable instruments or other securities without the surrender thereof.

        SECTION 2.3 Who Deemed Absolute Owner. The Company may deem the Person in whose name this Debenture shall be registered upon the registry books of the Company to be, and may treat it as, the absolute owner of this Debenture (whether or not this Debenture shall be overdue) for the purpose of receiving payment of or on account of the principal amount of this Debenture, for the conversion of this Debenture and for all other purposes, and the Company shall not be affected by any notice to the contrary. All such payments and such conversion shall be valid and effectual to satisfy and discharge the liability upon this Debenture to the extent of the sum or sums so paid or the conversion so made.


                                    Article 3
                             CONVERSION OF DEBENTURE

        SECTION 3.1 Conversion; Conversion Price. At the option of the Holder, this Debenture may be converted, either in whole or in part, up to the full principal amount hereof (in increments of not less than $10,000 principal amount) into Common Shares (calculated as to each such conversion to the nearest 1/100th of a share), at any time, and from time to time as set forth below, at a price equal to the lesser of (a) $1.25 or
   (b) the Market Price multiplied by the Applicable Discount. The Debentures may be converted as follows: up to 33% during the period beginning 121 days and ending 150 days from the Closing Date; up to 66% during the period beginning 151 days and ending 180 days from the Closing Date; and up to 100% thereafter; provided, however, that 100% this Debenture shall be converted by the second anniversary of the Closing Date. The Holder shall not have the right to convert any portion of this Debenture to the extent that the issuance to the Holder of Common Shares upon such conversion would result in the Holder being deemed the "beneficial owner" of 5% or more of the then outstanding Common Shares within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934,

                                      Ex. 10.1, Page 5





   as amended. At the Company's option, the amount of accrued and unpaid interest as of the Conversion Date shall not be subject to conversion but instead may be paid in cash as of the Conversion Date; if the Company elects to convert the amount of accrued and unpaid interest at the Conversion Date into Common Stock, the Common Stock issued to the Holder shall be valued at the Conversion Price.

             Notwithstanding anything to the contrary contained herein, if a Valuation Event occurs during any Valuation Period, a new Valuation Period shall begin on the Trading Day immediately following the occurrence of such Valuation Event and end on the Conversion Date; provided that if a Valuation Event occurs on the fifth day of any Valuation Period, then the Conversion Price shall be the Current Market Price of the Common Shares on such day; and provided, further, that the Holder may, in its discretion, postpone such Conversion Date to a Trading Day which is no more than five Trading Days after the occurrence of the latest Valuation Event. In the event that the Holder deems the Valuation Period to be other than the five Trading Days immediately prior to the Conversion Date, the Holder shall give written notice of such fact to the Company at the time of conversion.

   For purposes of this Section 3.1, a "Valuation Event" shall mean an event in which the Company at any time during a Valuation Period takes any of the following actions:

              (a)  subdivides or combines its Capital Shares;

              (b) pays a dividend in its Capital Shares or makes any other distribution of its Capital Shares;

              (c) issues any additional Capital Shares (the "Additional Capital Shares"), otherwise than as provided in the foregoing Sections 3.1(a) and 3.1(b) above, at a price per share less, or for other consideration lower, than the Current Market Price in effect immediately prior to such issuances, or without consideration, except for issuances under employee benefit plans consistent with those presently in effect and issuances under presently outstanding warrants, options or convertible securities;

              (d) issues any warrants, options or other rights to subscribe for or purchase any Additional Capital Shares and the price per share for which Additional Capital Shares at any time thereafter may be issuable shall be less than the Current Market Price on the date of such issuance;

              (e) issues any securities convertible into or exchangeable or exercisable for Capital Shares and the consideration per share for which Additional Capital Shares may at any time thereafter be issuable pursuant to the terms of such convertible, exchangeable or exercisable securities shall be less than the Current Market Price in effect on the date of such issuance;

              (f)  makes a distribution of its assets or evidences of

                                      Ex. 10.1, Page 6





   indebtedness to the holders of its Capital Shares as a dividend in liquidation or by way of return of capital or other than as a dividend payable out of earnings or surplus legally available for the payment of dividends under applicable law or any distribution to such holders made in respect of the sale of all or substantially all of the Company's assets (other than under the circumstances provided for in the foregoing Sections 3.1(a) through 3.1(e)), provided, in each case, that such distribution described in this Section 3.1(f) does not constitute an Event of Default; or

              (g) takes any action affecting the number of Outstanding Capital Shares, other than an action described in any of the foregoing Sections 3.1(a) through 3.1(f) hereof, inclusive, which in the opinion of the Company's Board of Directors, determined in good faith, would have a material adverse effect upon the rights of the Holder at the time of a conversion of this Debenture.

        SECTION 3.2  Exercise of Conversion Privilege.

        (a) Conversion of this Debenture may be exercised, in whole or in part, by the Holder by telecopying an executed and completed notice of conversion in the form annexed hereto as Annex I (the "Conversion Notice") to the Company. Each date on which a Conversion Notice is telecopied to and received by the Company in accordance with the provisions of this
   Section 3.2 shall constitute a Conversion Date. The Conversion Notice shall state the name or names (with addresses) of the persons who are to become the holders of the Common Stock issued upon such conversion. Upon receipt of the telecopied Conversion Notice, the Company shall within three Business Days of receipt of the Conversion Notice (i) issue the Common Stock effective as of the Conversion Date in accordance with the provisions of this Article 3, and (ii) cause to be mailed for delivery by overnight courier to the Holder (X) a certificate or certificate(s) representing the number of Common Shares to which the Holder is entitled by virtue of such conversion, (Y) cash, as provided in Section 3.4, in respect of any fraction of a Share issuable upon such conversion and (Z) cash in the amount of accrued and unpaid interest as of the Conversion Date, if any, to the extent payable in cash. If the Company fails to deliver the Common Stock converted on such Conversion Date to Holder within such period, the Company shall pay such additional amount to Holder as set forth in Section V.C. of the Securities Purchase Agreement.

              Upon surrender for conversion, this Debenture shall be accompanied by a proper assignment hereof to the Company or be endorsed in blank. Conversion shall be deemed to have been effected at the time stated in the Conversion Notice and at such time the rights of the Holder of this Debenture, as such, shall cease to the extent of such conversion, and the Person and Persons in whose name or names the Common Stock Issued at Conversion shall be issuable shall be deemed to have become the holder or holders of record of the Common Shares represented thereby. The Conversion Notice shall constitute a contract between the Holder and the Company, whereby the Holder shall be deemed to subscribe for the number of Common Shares which it will be entitled to receive upon such conversion

                                      Ex. 10.1, Page 7





   and, in payment and satisfaction of such subscription (and for any cash adjustment to which it is entitled pursuant to Section 3.4), and to release the Company from all liability thereon. No cash payment aggregating less than $1.50 shall be required to be given unless specifically requested by the Holder.

        (b) Except as set forth in Section 3.1 hereof, at any time after the date of this Debenture, (i) the Company challenges, disputes or denies the right of the Holder hereof to effect the conversion of this Debenture into Common Shares or otherwise dishonors or rejects any Conversion Notice delivered in accordance with this Section 3.2 and this Agreement or
   (ii) any third party who is not and has never been an Affiliate of the Holder commences any lawsuit or proceeding or otherwise asserts any claim before any court or public or governmental authority which seeks to challenge, deny, enjoin, limit, modify, delay or dispute the right of the Holder hereof to effect the conversion of this Debenture into Common Shares, then the Holder shall have the right, by written notice to the Company, to require the Company to promptly redeem this Debenture for cash at a redemption price equal to 125% of the principal amount hereof together with all accrued and unpaid interest thereon (the "Mandatory Purchase Amount"). Under any of the circumstances set forth above, the Company shall be responsible for the payment of all costs and expenses of the Holder, including reasonable legal fees and expenses, as and when incurred in disputing any such action or pursuing its rights hereunder (in addition to any other rights of the Holder).

        (c) The Holder shall be entitled to exercise its conversion privilege notwithstanding the commencement of any case under 11 U.S.C. Sec. 101 et seq. (the "Bankruptcy Code"). In the event the Company is a debtor under the Bankruptcy Code, the Company hereby waives to the fullest extent permitted any rights to relief it may have under 11 U.S.C. Sec. 362 in respect of the Holder's conversion privilege. The Company hereby waives to the fullest extent permitted any rights to relief it may have under 11 U.S.C. Sec. 362 in respect of the conversion of this Debenture. The Company agrees, without cost or expense to the Buyer, to take or consent to any and all action necessary to effectuate relief under 11 U.S.C. Sec. 362.

        SECTION 3.3  [This Section Reserved]

        SECTION 3.4 Fractional Shares. No fractional Common Shares or scrip representing fractional Common Shares shall be issued upon conversion of this Debenture. Instead of any fractional Common Shares which otherwise would be issuable upon conversion of this Debenture, the Company shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction. No cash payment of less than $1.50 shall be required to be given unless specifically requested by the Holder.

        SECTION 3.5 Reclassification, Consolidation, Merger or Mandatory Share Exchange. At any time while this Debenture remains outstanding and any principal amount hereof has not been converted, in case of any reclassification or change of Outstanding Common Shares issuable upon

                                      Ex. 10.1, Page 8





   conversion of this Debenture (other than a change in par value, or from par value to no par value per share, or from no par value per share to par value or as a result of a subdivision or combination of outstanding securities issuable upon conversion of this Debenture) or in case of any consolidation, merger or mandatory share exchange of the Company with or into another corporation (other than a merger or mandatory share exchange with another corporation in which the Company is a continuing corporation and which does not result in any reclassification or change, other than a change in par value, or from par value to no par value per share, or from no par value per share to par value, or as a result of a subdivision or combination of Outstanding Common Shares upon conversion of this Debenture), or in the case of any sale or transfer to another corporation of the property of the Company as an entirety or substantially as an entirety, the Company, or such successor, resulting or purchasing corporation, as the case may be, shall, without payment of any additional consideration therefor, execute a new Debenture providing that the Holder shall have the right to convert such new Debenture (upon terms and conditions not less favorable to the Holder than those in effect pursuant to this Debenture) and to receive upon such exercise, in lieu of each Common Share theretofore issuable upon conversion of this Debenture, the kind and amount of shares of stock, other securities, money or property receivable upon such reclassification, change, consolidation, merger, mandatory share exchange, sale or transfer by the holder of one Common Share issuable upon conversion of this Debenture had this Debenture been converted immediately prior to such reclassification, change, consolidation, merger, mandatory share exchange or sale or transfer. The provisions of this Section 3.5 shall similarly apply to successive reclassifications, changes, consolidations, mergers, mandatory share exchanges and sales and transfers.

        SECTION 3.6 Adjustments to Conversion Ratio. For so long as this Debenture is outstanding, if the Company (i) issues and sells pursuant to an exemption from registration under the Securities Act (A) Common Shares at a purchase price representing a percentage of the Current Market Price on the date of issuance thereof that is lower than 75%, (B) warrants or options with an exercise price representing a percentage of the Current Market Price on the date of issuance of the warrants or options that is lower than 75%, except for stock option agreements or stock incentive agreements, or (C) convertible, exchangeable or exercisable securities with a right to exchange at lower than 75% of the Current Market Price on the Common Shares on the date of issuance or conversion, as applicable, of such convertible, exchangeable or exercisable securities, except for stock option agreements or stock incentive agreements; and (ii) grants the right to the purchaser(s) thereof to demand that the Company register under the Securities Act such Common Shares issued or the Common Shares for which such warrants or options may be exercised or such convertible, exchangeable or exercisable securities may be converted, exercised or exchanged, then the Conversion Ratio shall be reduced to equal the lowest of any such lower percentages.




                                      Ex. 10.1, Page 9





        SECTION 3.7 (a) Optional Redemptions. The Company, upon notice delivered to the Holder as provided in Section 3.8, may redeem this Debenture, in cash, in whole or in part (and only with respect to such principal amount as to which the Holder has not theretofore furnished a Conversion Notice in compliance with Section 3.2), at a price to be calculated as follows: for the period beginning 121 days and ending 150 days from the Closing Date 117.5% of the then outstanding aggregate principal amount of the Debenture; for the period beginning 151 days and ending 180 days from the Closing Date 121% of the then outstanding aggregate principal amount of the Debenture; and thereafter, 125% of the then outstanding aggregate principal amount of the Debenture, in each case together with all accrued and unpaid interest thereon, in cash, to the date of redemption (the "Redemption Date") which shall be no later than thirty (30) days following the date of delivery of a notice of redemption pursuant to Section 3.8.

        (b) Mandatory Redemptions. In the event that the Company shall receive (i) an award relating to the pending arbitration involving its San Luis Potosi, Mexico facility in an amount of $1,500,000 or more or (ii) an additional equity investment of any amount (other than in connection with offerings currently pending with Jesup & Lamont (solely with respect to an investment by West End Capital located at One World Trade Center, Suite 4563, New York, New York 10048, contact: Ethan E. Benovitz), Donald & Co. and Oakes Fitzwilliams & Co. Limited) (each, a "Mandatory Redemption Event"), the Company shall redeem the then outstanding aggregate principal amount of this Debenture. Within seven (7) days after a Mandatory Redemption Event, the Company shall redeem the outstanding Debentures at one hundred and twenty-five percent (125%) of the then outstanding aggregate principal amount of the Debentures, together with all accrued and unpaid dividends thereon, in cash, to the date of redemption; provided, however, that the Company's obligation to redeem the outstanding aggregate principal amount of this Debenture pursuant to a Mandatory Redemption Event described in (ii) above shall be limited to the amount of such additional equity investment.

        (c) Except as set forth in this Section 3.7, the Company shall not have the right to prepay or redeem this Debenture.

       SECTION 3.8 Notice of Redemption. Notice of optional redemption pursuant to Section 3.7 shall be provided by the Company to the Holder in writing (by registered mail or overnight courier at the Holder's last address appearing in the Company's security registry) not less than seven nor more than 15 days prior to the Redemption Date, which notice shall specify the Redemption Date and refer to Section 3.7 (including a statement of the Market Price per Common Share) and this Section 3.8.

        SECTION 3.9 Surrender of Debentures. Upon any redemption of this Debenture pursuant to Section 3.7, the Holder shall either deliver this Debenture by hand to the Company at its principal executive offices or surrender the same to the Company at such address by express courier. Payment of the redemption price specified in Section 3.7 shall be made by the Company to the Holder against receipt of this Debenture (as provided

                                      Ex. 10.1, Page 10





   in this Section 3.9) by wire transfer of immediately available funds to such account(s) as the Holder shall specify to the Company. If payment of such redemption price is not made in full by the Redemption Date, the Holder shall again have the right to convert this Debenture as provided in
   Article 3 hereof.


                                    ARTICLE 4
                        STATUS; RESTRICTIONS ON TRANSFER

        SECTION 4.1 Status of Debenture. This Debenture is a secured obligation of the Company, and constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms subject, as to enforceability, to general principles of equity and to principles of bankruptcy, insolvency, reorganization and other similar laws of general applicability relating to or affecting creditors' rights and remedies generally.

        SECTION 4.2 Restrictions on Transfer. This Debenture, and any Common Shares issuable according to the terms hereof, have not been registered under the Securities Act. This Debenture and any Common Shares issued upon conversion may not be offered or sold, directly or indirectly, except pursuant to an effective registration statement under the Act, or pursuant to an available exemption therefrom.


                                    ARTICLE 5
                                    COVENANTS

        The Company covenants and agrees that so long as this Debenture shall be outstanding:

        SECTION 5.1 Conversion. The Company shall not later than three Business Days after its receipt of the Conversion Notice, issue and deliver to the Holder the requisite shares of common stock issuable upon conversion, according to the terms hereof.

        SECTION 5.2 Notice of Default. If any one or more events occur which constitute or which, with notice, lapse of time, or both, would constitute an Event of Default, or if the Holder shall demand the issuance of Common Shares or take any other action permitted upon the occurrence of any such Event of Default, the Company shall forthwith give notice to the Holder, specifying the nature and status of the Event of Default or other event or of such demand or action, as the case may be.

        SECTION 5.3 Insurance. The Company shall carry and maintain in full force and effect at all times with insurers that are financially sound and reputable such insurance in such amounts as is customary in the industry of the Company.

        SECTION 5.4 Payment of Obligations. Prior to conversion of the entire principal amount of this Debenture, the Company shall pay, extend,

                                      Ex. 10.1, Page 11





   or discharge at or before maturity, all its respective material obligations and liabilities, including, without limitation, tax liabilities, except where the same may be contested in good faith by appropriate proceedings.

        SECTION 5.5 Compliance with Laws. The Company shall comply with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities, except for such noncompliance which would not have a material adverse effect on the business, properties, prospects, condition (financial or otherwise) or results of operations of the Company.

        SECTION 5.6 Inspection of Property, Books and Records. The Company shall keep proper books of record and account in which full, true and correct entries shall be made of all material dealings and transactions in relation to its business and activities and shall permit representatives of the Holder at the Holder's expense to visit and inspect any of its respective properties, to examine and make abstracts from any of its respective books and records, not reasonably deemed confidential by the Company, and to discuss its respective affairs, finances and accounts with its respective officers and independent public accountants, all at such reasonable times and as often as may reasonably be desired.


                                    ARTICLE 6
                                    REMEDIES

        SECTION 6.1 Events of Default. "Event of Default" wherever used herein means any one of the following events:

        (a) the Company shall default in the payment of principal of or interest on this Debenture as and when the same shall be due and payable and, in the case of an interest payment default, such default shall continue for five Business Days after the date such interest payment was due, or the Company shall fail to perform or observe any other covenant, agreement, term, provision, undertaking or commitment under this Debenture, the Securities Purchase Agreement, the Registration Rights Agreement or the Warrant and such default shall continue for a period of ten Business Days after the receipt by the Company of written notice that the Company is in default hereunder; or

        (b) any of the representations or warranties made by the Company herein, the Securities Purchase Agreement, the Registration Rights Agreement, the Warrant or in any certificate or financial or other written statements heretofore or hereafter furnished by or on behalf of the Company in connection with the execution and delivery of this Debenture, the Securities Purchase Agreement, the Registration Rights Agreement or the Warrant shall be false or misleading in any material respect on the Closing Date; or

        (c) the entry of a decree or order by a court having jurisdiction in the premises adjudging the Company or any subsidiary a bankrupt or

                                      Ex. 10.1, Page 12





   insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under the United States Bankruptcy Code of 1978, as amended (the "Bankruptcy Code"), or any other applicable Federal or state law, or appointing a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of the Company or of any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and any such decree or order continues and is unstayed and in effect for a period of 60 calendar days; or

        (d) institution by the Company or any subsidiary of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under the Bankruptcy Code or any other applicable federal or state law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as and when they become due, or the taking of corporate action by the Company in furtherance of any such action; or

        (e) a final judgment or final judgments for the payment of money shall have been entered by any court or courts of competent jurisdiction against the Company and remains undischarged for a period (during which execution shall be effectively stayed) of 30 days, provided that the aggregate amount of all such judgments at any time outstanding (to the extent not paid or to be paid, as evidenced by a written communication to that effect from the applicable insurer, by insurance) exceeds $200,000; or

        (f) it becomes unlawful for the Company to perform or comply with its obligations under this Debenture, the Securities Purchase Agreement or the Registration Rights Agreement; or

        (g) the Common Shares shall be delisted from the NASDAQ (the "Trading Market," or, to the extent the Company becomes eligible to list its Common Stock on The New York Stock Exchange, upon official notice of listing on any such exchange or system, as the case may be, it shall be the "Trading Market") or suspended from trading on the Trading Market, and shall not be reinstated, relisted or such suspension lifted, as the case may be, within ten (10) days; or

        (h) the Company shall default (giving effect to any applicable grace period) in the payment of principal or interest as and when the same shall become due and payable, under any indebtedness, individually or in the aggregate, of more than $200,000, except with respect to payment due on that certain Zero Coupon Note due on July 31, 1998 in the amount of $252,812.50, payable to Ultra Pacific Holdings, S.A. out of the proceeds to the Company from the Debenture.


                                      Ex. 10.1, Page 13





        SECTION 6.2 Acceleration of Maturity; Rescission and Annulment. If an Event of Default occurs and is continuing, then and in every such case any Holder may rescind the Conversion Notice and obtain payment for the entire outstanding principal amount of the Debenture which remains unconverted, by a notice in writing to the Company, and upon any such declaration the entire principal amount of this Debenture shall become immediately due and payable by virtue of such rescission; provided, however, in the case of any Event of Default described in paragraphs (c),
   (d) or (f) above, the entire then outstanding principal amount of this Debenture, together with all accrued and unpaid interest thereon, automatically shall become immediately due and payable without the necessity of any notice or declaration as aforesaid.

        SECTION 6.3 Default Interest Rate. (a) If any portion of the principal of or interest on the Debenture shall not be paid when due (whether at the stated maturity, by acceleration or otherwise) such principal of and interest on the Debenture which is due and owing but not paid shall, without limiting the Holder's rights under this Debenture, bear interest at the Default Interest Rate until paid in full or otherwise converted as set forth herein.

        (b) Notwithstanding anything herein to the contrary, if at any time the applicable interest rate as provided for herein shall exceed the maximum lawful rate which may be contracted for, charged, taken or received by the Holder in accordance with applicable laws of the State of New York (the "Maximum Rate"), the rate of interest applicable to the Debenture shall be limited to the Maximum Rate.


        SECTION 6.4 Remedies Not Waived. No course of dealing between the Company and the Holder or any delay in exercising any rights hereunder shall operate as a waiver by the Holder.

        SECTION 6.5 Waiver. No recourse shall be had for the payment of the principal of, or the interest on, this Debenture, or for any claim based hereon, or otherwise in respect hereof, against any incorporator, shareholder, officer or director, as such, past, present or future, of the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

                                    ARTICLE 7
                                  MISCELLANEOUS

        SECTION 7.1 Notice of Certain Events. In the case of the occurrence of any event described in Sections 3.1, 3.5 or 3.6 of this Debenture, the Company shall cause to be mailed to the Holder of this Debenture at its last address as it appears in the Company's security registry, at least 20 days prior to the applicable record, effective or expiration date hereinafter specified (or, if such 20 days notice is not possible, at the

                                      Ex. 10.1, Page 14





   earliest possible date prior to any such record, effective or expiration date), a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, issuance or granting of rights, options or warrants, or if a record is not to be taken, the date as of which the holders of record of Common Stock to be entitled to such dividend, distribution, issuance or granting of rights, options or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up is expected to become effective, and the date as of which it is expected that holders of record of Common Stock will be entitled to exchange their shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale transfer, dissolution, liquidation or winding-up.

       SECTION 7.2 Register. (a) The Company shall keep at its principal office a register in which the Company shall provide for the registration of this Debenture. Upon any transfer of this Debenture in accordance with
   Article 2 and 4 hereof, the Company shall register such transfer on the Debenture register.

       (b) The Company may deem the person in whose name this Debenture shall be registered upon the registry books of the Company to be, and may treat it as, the absolute owner of this Debenture (whether or not this Debenture shall be overdue) for the purpose of receiving payment of interest on or principal of this Debenture, for the conversion of this Debenture and for all other purposes, and the Company shall not be affected by any notice to the contrary. All such payments and such conversions shall be valid and effective to satisfy and discharge the liability upon this Debenture to the extent of the sum or sums so paid or the conversion or conversions so made.

       SECTION 7.3 Withholding. To the extent required by applicable law, the Company may withhold amounts for or on account of any taxes imposed or levied by or on behalf of any taxing authority in the United States having jurisdiction over the Company from any payments made pursuant to this Debenture.

        SECTION 7.4 Governing Law. THIS DEBENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES). WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDINGS RELATING TO THIS DEBENTURE, THE COMPANY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT LOCATED IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK AND HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. SUBJECT TO APPLICABLE LAW, THE COMPANY AGREES THAT FINAL JUDGMENT AGAINST IT IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS DEBENTURE SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES BY SUIT ON THE JUDGMENT, A CERTIFIED COPY OF WHICH JUDGMENT SHALL BE CONCLUSIVE EVIDENCE THEREOF AND THE AMOUNT OF ITS INDEBTEDNESS, OR BY SUCH OTHER MEANS PROVIDED BY LAW.

                                      Ex. 10.1, Page 15





        SECTION 7.5 Headings. The headings of the Articles and Sections of this Debenture are inserted for convenience only and do not constitute a part of this Debenture.

        IN WITNESS WHEREOF, the Company has caused this Debenture to be signed by its duly authorized officer under its corporate seal, attested by its duly authorized officer, on the date of this Debenture.

                               METALCLAD CORPORATION

                               By:
                                   -----------------------------------
                               Name:
                               Title:

                               Attest

                               By:
                                   -----------------------------------
                               Name:
                               Title:

   INITIAL HOLDER

   THE SHAAR FUND, LTD.

   By: INTER CARIBBEAN SERVICES LTD.

       By:
            --------------------------------
            Name:
            Title:





















                                      Ex. 10.1, Page 16








                                                                      ANNEX I
                           [FORM OF CONVERSION NOTICE]


   TO:
       ---------------------------------

       ---------------------------------

       ---------------------------------


             The undersigned owner of this 7% Convertible Debenture due July 31, 2001 issued by Metalclad Corporation (the "Debenture") hereby irrevocably exercises its option to convert $--------- principal amount of the Debenture into shares of the common stock, $.10 par value, of Metalclad Corporation ("Common Stock"), in accordance with the terms of the Debenture. The undersigned hereby instructs the Company to convert the portion of the Debenture specified above into Shares of Common Stock Issued at Conversion in accordance with the provisions of Article 3 of the Debenture. The undersigned directs that the Common Stock issuable and certificates therefor deliverable upon conversion, the Debenture recertificated in the principal amount, if any, not being surrendered for conversion hereby, together with any check in payment for fractional Common Stock, be issued in the name of and delivered to the undersigned unless a different name has been indicated below. All capitalized terms used and not defined herein have the respective meanings assigned to them in the Debenture.


   Dated:
          -----------------------------

   ------------------------------------
   Signature

             Fill in for registration of Debenture:


   Please print name and address
   (including zip code number) :

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